EXHIBIT 3.1(a)

INNERWORKINGS, INC.

AMENDMENT NO. 1

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Adopted in Accordance with the Provisions of Section 242 of the

General Corporation Law of the State of Delaware)

Nicholas J. Galassi, being the Chief Financial Officer of InnerWorkings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

1. The original name of this company was InnerWorkings, LLC, the original formation date of the company was September 26, 2001 and the company converted to a corporation under the name InnerWorkings, Inc. on January 3, 2006. The Corporation’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on January 3, 2006, as amended in its entirety by the Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on January 3, 2006 (collectively, the “Certificate of Incorporation”) be, and hereby is, amended by deleting Section A of Article IV of the Certificate of Incorporation in its entirety and substituting the following in its stead:

A. The Corporation is authorized to issue four classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” “New Common” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 278,578,730 shares, 60,000,000 shares of which shall be Class A Common Stock (the “Class A Common Stock”), 5,873,500 shares of which shall be Class B Common Stock (the “Class B Common Stock,” and together with Class A Common Stock, the “Common Stock”), 200,000,000 shares of which shall be New Common (the “New Common”), and 12,705,230 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share. The Class A Common Stock, Class B Common Stock and New Common shall have a par value of $0.0001 per share.

2. That the Corporation’s Certificate of Incorporation be, and hereby is, further amended by deleting Subsection 5(l) of Section D of Article IV of the Certificate of Incorporation in its entirety and substituting the following in its stead:

(l)	Automatic Conversion.

(i) On the Effective Date (as hereinafter defined) each issued and outstanding share of Series E Preferred shall automatically be converted into one fully paid and non-assessable share of New Common. Immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of New Common for the account of the

Corporation (the “Initial Public Offering”), any accrued but unpaid dividends with respect to the Series E Preferred shall be paid in accordance with the provisions of Section 5(d).

(ii) On the Effective Date, each issued and outstanding share of Series D Preferred shall automatically be converted into one fully paid and non-assessable share of New Common. Immediately upon the closing of the Initial Public Offering, any accrued but unpaid dividends with respect to the Series D Preferred shall be paid in accordance with the provisions of Section 5(d), and the holders of shares of Series D Preferred shall be entitled to be paid, in cash, the Series D 1x Preference Amount.

(iii) On the Effective Date, each issued and outstanding share of Series B Preferred shall automatically be converted into one fully paid and non-assessable share of New Common. Immediately upon the closing of the Initial Public Offering, any accrued but unpaid dividends with respect to the Series B Preferred shall be paid in accordance with the provisions of Section 5(d).

(iv) On the Effective Date, each issued and outstanding share of Class B Common Stock shall automatically be converted into one fully paid and non-assessable share of New Common.

(v) On the Effective Date, each issued and outstanding share of Class A Common Stock shall automatically be converted into one fully paid and non-assessable share of New Common.

(vi) All certificates representing shares of Common Stock and Series Preferred that are issued and outstanding immediately prior to the Effective Date (the “Original Certificates”) shall, upon the Effective Date, be deemed to represent only a right to receive a replacement certificate (each, a “Replacement Certificate”) representing the applicable number of shares of New Common to be received upon the Effective Date by a holder of such Common Stock or Series Preferred, as the case may be, as a result of the actions set forth in Sections 5(l)(i)-(v) above. Upon the Effective Date, the holders of such Common Stock or Series Preferred shall surrender the Original Certificates at the office of the Corporation or any transfer agent for Common Stock or Series Preferred. As soon as practicable after the Effective Date, the Corporation shall issue to each holder of record of an Original Certificate a Replacement Certificate representing the appropriate number of shares of New Common. Upon issuance of such Replacement Certificate, such Original Certificate shall be deemed cancelled without any further action on the part of the Corporation or the holder of such Common Stock or Series Preferred.

(vii) Upon the Effective Date, all issued and outstanding shares of Common Stock and Series Preferred shall be converted automatically whether or not the Original Certificates are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue a Replacement Certificate evidencing the shares of New Common issuable upon such conversion unless the Original Certificate is either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

3. This Amendment No. 1 to the Amended and Restated Certificate of Incorporation (the “Conversion Amendment”) shall be effective on                 , 2006 (the “Effective Date”).

4. This Conversion Amendment herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has signed this Amendment No. 1 to the Amended and Restated Certificate of Incorporation as of                 , 2006.

INNERWORKINGS, INC.

By:
Nicholas J. Galassi, Chief Financial Officer

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